                                                                    Exhibit 99.1

For information:  Scott Lamb
Telephone:  (713) 332-4751                                      October 23, 2002

  KAISER ALUMINUM TO SEEK DISCUSSIONS WITH PENSION BENEFIT GUARANTY CORPORATION

      HOUSTON, Texas, October 23, 2002 -- Kaiser Aluminum said today that it intends to request a meeting with the Pension Benefit Guaranty Corporation
(PBGC) to discuss alternative solutions to pension plan funding issues that would help facilitate Kaiser's emergence from bankruptcy. Additionally, Kaiser intends to meet with appropriate union representatives.

      "When Kaiser Aluminum filed for Chapter 11 protection on February 12 of this year," said Jack A. Hockema, president and chief executive officer of
Kaiser Aluminum, "we cited future pension funding obligations as one of several significant legacy liability issues that had to be addressed in order for Kaiser to restructure and emerge as a strong and viable company.

      "We have done extensive work with our independent actuaries and our advisors to project future contribution requirements of the pension plans and to analyze the company's ability to handle such funding requirements under a variety of scenarios. While it is not possible to say what actions will emerge from our analysis, we must explore options to reduce or mitigate the pension funding obligations. Those options may include extended amortization periods for payment of unfunded liabilities or the potential termination of our pension plans.

      "I want to emphasize that while we must deal with the pension funding issues, the company's operating posture and liquidity are sound. We have just under $100 million of cash, we have no borrowings against our credit line, and we continue to have only a relatively modest amount of letters of credit outstanding," said Hockema.

      "We understand that this kind of pension plan review creates uncertainty, and we are admittedly trying to maintain a fine balance as we work through these difficult issues. On one hand, the company must focus on taking all of the necessary steps to emerge from bankruptcy and remain viable long into the future, and that's what we are doing. On the other hand, we clearly need the talent and dedication of our employees to achieve that objective. Although the current pension plans may be subject to change, we expect to provide suitable compensation and benefits to retain and motivate employees.

      Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of alumina, primary aluminum, and fabricated aluminum products.

                                      F-934

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future results and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.